SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 29, 2005

AIR T, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-11720	52-1206400
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)	Identification No.)

3524 Airport Road
Maiden, North Carolina 28650
(Address of Principal Executive Offices)
(Zip Code)

(704) 377-2109
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.	Entry into a Definitive Material Agreement

On December 29, 2005, Air T, Inc. (the “Company”) and certain of its subsidiaries entered into an Amended and Restated Employment Agreement (the “Amended Employment Agreement”) with John J. Gioffre, the Company’s Chief Financial Officer. The Amended Employment Agreement amends and restates the existing Employment Agreement dated January 1, 1996 (the “Former Employment Agreement”), between the Company, these subsidiaries and Mr. Gioffre. The Amended Employment Agreement provides the terms and conditions for Mr. Gioffre’s continued employment with the Company until his planned retirement on June 30, 2006. In connection with the execution of the Amended Employment Agreement, the Company paid to Mr. Gioffre the lump sum amount of retirement benefits he would have been entitled to receive under the Former Employment Agreement had he retired on September 1, 2005, plus interest from that date at a rate equal to the Company’s cost of funds. The Company has previously accrued this retirement benefit expense, and accordingly such payment will not have any significant impact on the Company’s results from operations for the quarterly period ending December 31, 2005. The Amended Employment Agreement terminates the Company’s obligations to pay any further retirement or death benefits to Mr. Gioffre.

Pursuant to the Amended Employment Agreement, Mr. Gioffre is to be employed in his present capacities until June 30, 2006 with changes to his annual salary rate and bonus compensation. A copy of the Amended Employment Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) John J. Gioffre, Chief Financial Officer, Vice President-Finance, Secretary and Treasurer of the Company, plans to retire on June 30, 2006.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1 Amended and Restated Employment Agreement dated as of December 29, 2005 between Air T, Inc., Mountain Air Cargo, Inc., CSA, Inc., MAC Aviation Services, LLC and John J. Gioffre

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2006

AIR T, INC.

By: /s/ John J. Gioffre
                    John J. Gioffre, Vice President-Finance and Secretary